VICORP RESTAURANTS, INC. EMPLOYEES' 401(K) PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 1999 AND 1998

                                                  1999        1998
                                                  ----        ----
ASSETS
Cash and cash equivalents                    $    19,522     $    -

Investments, at fair value (Notes 2
     and 3 and Schedule I)
  Common stock of VICORP Restaurants, Inc.       604,365         967,975
  Mutual fund securities                      23,440,605      17,437,651
  Common/collective trusts                     6,246,086       4,194,134
  Short-term investments                           -             142,677
  Real estate                                      -           2,405,000
  U.S. Government securities                       -             194,701
  Participant loans (Note 1)                   1,213,179       1,488,620
Contributions receivable
  Company                                        611,514         528,590
  Participants                                    38,733          18,909
Interest and other receivables                        88           4,114
Dividends receivable                               -             440,599
                                              ----------      ----------
       Total assets                           32,174,092      27,822,970
                                              ----------      ----------

LIABILITIES

Refunds payable to participants                  (62,909)       (109,045)
Accrued expenses                                 (35,007)        (27,571)
                                              ----------      ----------
       Total liabilities                         (97,916)       (136,616)
                                              ----------      ----------

NET ASSETS AVAILABLE FOR BENEFITS            $32,076,176     $27,686,354
                                             ===========     ===========

 The accompanying notes to financial statements are an integral part of these statements.

VICORP RESTAURANTS, INC. EMPLOYEES' 401(K) PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 1999


ADDITIONS TO NET ASSETS ATTRIBUTED TO:
  INVESTMENT INCOME
     Interest income                                   $   301,594
     Dividend income                                     1,946,441
     Rental income                                         169,454
     Realized and unrealized gains on
         investments (Note 3)                            1,703,404
                                                       -----------
          Investment income                              4,120,893

  CONTRIBUTIONS RECEIVED OR ACCRUED
     Company                                               620,708
     Participants                                        2,090,781
     Rollovers                                              37,331
                                                       -----------
          Total additions                                6,869,713
                                                       -----------
DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:

  WITHDRAWALS AND FORFEITURES (Note 1)
     Participant withdrawals                            (2,413,577)
     Forfeitures redistributed                              25,764
                                                        ----------
          Total withdrawals and forfeitures             (2,387,813)
                                                        ----------
  ADMINISTRATIVE EXPENSES                                  (92,078)
                                                        ----------
          Total deductions                              (2,479,891)
                                                        ----------
NET INCREASE                                             4,389,822

NET ASSETS AVAILABLE FOR BENEFITS:

  BEGINNING OF YEAR                                     27,686,354
                                                       -----------
  END OF YEAR                                          $32,076,176
                                                       -----------

The accompanying notes to financial statements are an integral part of this statement.

NOTES TO FINANCIAL STATEMENTS

(1) DESCRIPTION OF PLAN
    -------------------

Effective July 1, 1999, the Plan's name changed from the VICORP Restaurants, Inc. Employees' Profit Sharing Plan to the VICORP Restaurants, Inc. Employees' 401(K) Plan (the "Plan"). The following description of the Plan provides only general information. Participants should refer to the Plan agreement for a more complete description of the Plan's provisions.

   General
   -------

The Plan was established October 1968 for the exclusive benefit of VICORP Restaurants, Inc. (the "Company" or "VICORP") employees and their beneficiaries. The Plan is a defined contribution plan covering all employees of the Company who are at least 21 years of age and have completed one year of service as defined in the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). It is administered by the Plan Manager and Plan Administrator, all appointed by the Company's Board of Directors. From January 1, 1999 to September 1, 1999, the Plan's assets were managed through a trust agreement with The Bank of Cherry Creek. Effective September 1, 1999, the Plan's assets are managed through a trust agreement with Fidelity Management Trust Company, (the
"Trustee"). The Trustee also provides certain third-party record-keeping functions for the Plan. Certain administrative and accounting services of the Plan are provided by the Company at no cost to the Plan. Benefits under the Plan are not guaranteed by the Pension Benefit Guarantee Corporation.

   Contributions
   -------------

Eligible employees may elect to contribute, as a salary reduction, between 2% and 18% of their annual compensation, as defined in the Plan, with a maximum annual contribution of $10,000 in 1999, subject to certain limitations required by the Internal Revenue Code ("IRC"). Contributions made that are subsequently determined to exceed these limitations, together with income applicable to such amounts, are refunded to the affected participants at least annually. From January 1, 1999 to September 1, 1999, changes in the level of contribution could be made once each quarter. Effective September 1, 1999, unlimited changes in the level of contributions may be made daily. Additionally, participants may discontinue or resume contributions voluntarily suspended at any point in time.

The Company's contribution is determined by the Board of Directors and the Plan agreement. A Company contribution will be made equal to a minimum of 100% of the first 2% of compensation, as defined in the Plan, which each participant contributed to the Plan by salary reduction contributions. The employer may make an additional contribution to the Plan in any amount in any year. Participants must be employed on the last day of the plan year in order to share in any Company contribution. Total Company contributions of all participants under this Plan for the plan year shall not exceed the annual additions limitation of the IRC.

Forfeitures from terminated Plan participants who are not fully vested in their employer contributions are reallocated to the accounts of active participants at the end of the Plan year in addition to the Company's contribution.

   Participant Accounts
   --------------------

Participants are allowed to designate the investment of their accounts into various investment options selected by the Plan Manager. From January 1, 1999 to September 1, 1999, investment selections could be changed at the beginning of each calendar quarter. Effective September 1, 1999, investment selection may be changed daily. Participants may select from nine diversified investment options. The minimum designation to any fund is 10% and thereafter, designations must be made in increments of 10%.

The following summarizes the investment programs currently available to participants:

    The VICORP Restaurants, Inc. Common Stock Fund: Invests in
    VICORP Common Stock, which is publicly traded in the over-the-counter market and is quoted on the National Association of Securities Dealers, National Market System.

    Fidelity Managed Income Portfolio: Seeks to preserve your principal investment while earning interest income, by investing in investment contracts offered by major insurance companies and other approved financial institutions and in certain types of fixed income securities (bonds).

    Fidelity Investment Grade Bond: Seeks to provide high current income, by investing in a broad variety of fixed-income obligations that are primarily "investment grade" bonds of medium to high quality.

    Fidelity Puritan: Seeks to provide as much income as possible while seeking the potential for capital growth, by investing in common and preferred stocks and bonds of any quality or maturity.

    Fidelity Equity-Income: Seeks to provide reasonable income while considering the potential for capital appreciation and to provide a yield that exceeds the yield of the securities in the S&P 500 Index, by investing in other types of equity and debt securities, including lower-quality debt securities.

    Fidelity Magellan: Seeks to increase the value of your investment over the long term through capital appreciation, by investing in common stocks.

    Fidelity Spartan U.S. Equity Index Fund: Seeks to match the total return of the S&P 500 Index, by investing primarily in the 500 companies that make up the S&P 500.

    Fidelity OTC Portfolio: Seeks to increase the value of your investment over the long term through capital growth, by investing in U.S. & foreign common stocks that are traded on the "over-the-counter" (OTC) market.

    Fidelity Diversified International Fund: Seeks to increase the value of your investment over the long term through capital growth, by investing at least 65% of total assets in foreign securities.

The Plan Manager may add or delete investment options at any time, as long as a diversified group of investment categories is available into which participants may invest.

   Vesting
   -------

Participants are always 100% vested in their employee accounts.
Years of service determine vesting amounts in the employer fund account balance. The Plan's vesting schedule is as follows:

                                              Percentage of
                                           Company Contributions
               Years of Service           Account Which is Vested
                ----------------           -----------------------
           Fewer than 2                              0
           2 or more but fewer than 3               20
           3 or more but fewer than 4               40
           4 or more but fewer than 5               60
           5 or more but fewer than 6               80
           6 or more                               100

   Participant Loans
   -----------------

Participants may borrow from their vested account balances to the extent permitted by the Plan Manager as provided under current regulatory guidelines. Loans are considered an investment choice for the participants borrowing funds from the Plan. Repayment is required through payroll deductions over a maximum period of 5 years unless the loan is used to purchase, construct or rehabilitate the participant's principal residence, in which case repayment must be made within 10 years. Loans must be repaid in full at the time of termination. The interest rate on loans is 1% above the prime rate at the date the loan is made. At December 31, 1999, interest rates on outstanding loans ranged from 7.0% to 11.5% with maturity dates ranging from February 25, 2000 to December 28, 2008.

   Withdrawals and Distributions
   -----------------------------

Upon retirement, disability or termination of employment, participants' contributions and their vested employer fund account balances are available for distribution in a lump sum in the calendar quarter following the quarter in which their termination occurred or in monthly installments, as elected by the participant. Participants whose account balance is greater than $3,500 may elect to keep their funds in the Plan. All investments of a terminating participant who requests distribution will be converted to cash for purposes of distribution. Participants may elect to take the distribution in cash (subject to taxes and possible early withdrawal penalty) or roll the amounts into an IRA or other qualified plan.

In-service withdrawals are limited to hardship withdrawals and participant loans. Hardship withdrawals are taken from the participant's employee contribution account. Hardship withdrawals are permitted only if the participant has an immediate and heavy financial need, as defined, and has no other resources available to meet that need. If a participant qualifies for and receives a hardship withdrawal, contributions must be suspended for 12 months from the date of the hardship distribution, and the maximum contribution the participant may make the year following the year of distribution must be reduced by the amount contributed in the year of the withdrawal.

   Plan Expenses
   -------------

The Plan pays for most administrative expenses. During 1999, Plan administrative expenses were approximately $92,000.

(2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
      ------------------------------------------
   Basis of Accounting
   -------------------

The financial statements of the Plan are presented on the accrual basis of accounting. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the use of management estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and changes in plan equity for each reporting period. Actual results could differ from those estimates.

   New Accounting Pronouncement
   ----------------------------

The Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 99-3 "Accounting for and Reporting of Certain Defined Contribution Plan Investments and Other Disclosure Matters" ("SOP 99-3") which eliminates the requirement for a defined contribution plan to disclose participant directed investment programs. SOP 99-3 was adopted for the 1999 plan year. The 1998 financial statements have been appropriately reclassified to conform with the current year presentation.

   Investment Valuation and Income Recognition
   -------------------------------------------

Assets of the Plan are valued at fair values as of the end of the Plan year. Fair value is determined as follows:

a. Investments in publicly traded stocks, bonds and mutual funds are valued based upon available market quotations as of the last business day of the Plan year.

b. Investments in short-term cash equivalents are valued at cost, which approximates market value.

c. The Plan invests in a common/collective trust fund, Fidelity Managed Income Portfolio, which invests mainly in guaranteed investment contracts and synthetic guaranteed investment contracts. These contracts are carried in the common/collective trust fund's audited financial statements at fair value as determined by the fund's trustee on a daily basis. The investment in the common/collective trust fund in the accompanying financial statements is valued at the Plan's proportionate interest in the fund as of the financial statement date. Interest rates earned on the investment change daily. The average yield for the year ended December 31, 1999 was approximately 5.68%. The crediting interest rate as of December 31, 1999 and 1998 was approximately 5.62%.

d. Real estate investments were valued at appraised value, as determined by independent appraisals performed from time to time and as adjusted by the Plan Manager when, in its judgment, material changes in value have occurred. All real estate was liquidated during 1999 (Note 6).

Unrealized appreciation or depreciation is the difference between the fair value at the end of the current year and the cost of the investment, if acquired during the current Plan year, or the fair value at the beginning of the Plan year.

Realized gain or loss on investments is the difference between the sales proceeds and the value of the Plan assets sold at the beginning of the year, or original cost if acquired and sold during the same Plan year.

   Payment of Benefits
   -------------------

Benefits are recorded when paid. Distributions amounting to $166,565 were requested by terminated participants prior to December 31, 1998, but were paid in 1999. There were no pending distributions as of December 31, 1999.

(3)   INVESTMENTS
      -----------

The following presents investments which exceed 5% of net assets available for benefits as of December 31, 1999 and December 31, 1998:

                                                1999                              1998
                                      ------------------------          -----------------------
                                      Units**    Market  Value          Units**    Market Value
                                      ------------------------          -----------------------
 Fidelity Managed Income Portfolio  6,246,086     $ 6,246,086          4,194,134   $4,194,134
 Fidelity Puritan                     209,416       3,985,180            161,551    3,242,333
 Fidelity Equity-Income                95,084       5,085,108             67,321    3,739,658
 Fidelity Magellan                     95,694      13,074,614             69,021    8,339,134
 Participant Loans                      *               *                 N/A       1,488,620
 Real Estate                            *               *                 N/A       2,405,000

    * Not over 5% in that year
   ** Rounded to the nearest whole share

During the period ended December 31, 1999, the Plan's investments
(including gains and losses on investments bought and sold, as well as held during the year) appreciated in value by $1,703,404 as follows:

                VICORP Restaurants, Inc.    $     94,470
                Mutual Fund Securities         1,572,135
                Real Estate                       32,500
                U.S. Government Securities         4,299
                                            ------------
                                            $  1,703,404

   Employer Contribution Funds
   ---------------------------

Prior to September 1, 1999, the Company contributions were invested in real estate (Note 6), mutual fund investments, U.S. Government securities, and short-term temporary cash investments. Company contributions were maintained in this fund, because they were directed by the Company. Effective September 1, 1999, participants are allowed to direct employer contributions to any of the nine funds held by the Plan at December 31, 1999.

   Nonparticipant-Directed Investments
   -----------------------------------

Information about the net assets and the significant components of the changes in net assets relating to the nonparticipant-directed investments is as follows:

                                                       1999          1998
                                                       ----          ----
      Net Assets:
         Mutual funds                            $       -         $3,081,813
         Short-term investments                          -             51,642
         Real estate                                     -          2,405,000
         U.S. Government securities                      -            194,701
      Company Contributions Receivable                   -             528,590
      Interest and other receivables                     -              78,052
      Refunds payable to participants                    -             (34,618)
      Accrued expenses                                   -             (27,571)
                                                  -----------       ----------
                                                  $      -          $6,277,609
                                                  ===========       ==========

                                                     Year ended
                                                  December 31, 1999
                                                  -----------------
      Changes in Net Assets:
         Investment income                          $   208,245
         Net appreciation                               281,002
      Benefits paid to participants                    (354,397)
      Transfers to participant-directed investments  (6,412,459)
                                                    -----------
                                                    $(6,277,609)
                                                    ===========

(4)   INCOME TAXES
      ------------

A favorable determination letter dated December 6, 1996, has been received by the Plan from the Internal Revenue Service ("IRS") indicating the Plan qualifies under Section 401(a) of the IRC and is exempt from federal income tax under Section 501(a) of the Code. The Plan has been amended since receiving the latest tax determination letter; however, management is of the opinion that the Plan, as amended, is designed and being operated in compliance with the IRC and continues to be tax exempt.

Under the provisions of the Plan, participants may elect to defer their compensation from a minimum of 2% to a maximum of 18% (subject to certain limitations under the IRC and the Plan) as employee contributions to the Plan. Amounts so deferred, along with amounts contributed by the employer and earnings thereon, are not taxable to participants until distributed from the Plan.

(5)   PLAN TERMINATION
      ----------------

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

(6)   RELATED PARTY TRANSACTIONS
      --------------------------

As of December 31, 1999, the Plan held a party-in-interest investment consisting of 37,480 shares of VICORP common stock. For the first seven months in 1999, the Plan invested in three restaurants operated by the Company, or franchisees of the Company, under the Company's trade names (Village Inn, Bakers Square or Angel's Diner), all of which were leased to the Company. On August 6, 1999, the Company purchased the properties from the Plan for the amount of $2,437,500 (based on current independent appraisals). The restaurants interests were as follows:

    An undivided interest in the property and rents of 790 West
    Higgins Road, Hoffman Estates, Illinois, leased until February
    14, 2004.

    An undivided interest in the property and rents of 203 North
    Fourth Street, Sterling, Colorado, leased until January 14, 2004.

    An undivided interest in the property and rents of 1440
    South Country Club Drive, Mesa, Arizona, leased until February
    14, 2004.

Short-term investments represent shares of a money market fund managed by The Bank of Cherry Creek. Until September 1, 1999, the Bank of Cherry Creek was the Plan trustee, as defined by the Plan. Therefore, transactions with the former trustee are party-in-interest transactions.

The Plan invests in common/collective trusts and mutual funds managed by a subsidiary of Fidelity Management Trust Company, the Trustee. Therefore, transactions with the Trustee are party-in-interest transactions.

(7)   RISKS AND UNCERTAINTIES
      -----------------------

The Plan provides for various investment options in mutual funds and common/collective trusts and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants' account balances and the amounts reported in the statements of net assets available for benefits.

VICORP RESTAURANTS, INC. EMPLOYEES' 401(K) PLAN             SCHEDULE I
SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
AS OF DECEMBER 31, 1999
EIN #84-0511072
FORM 5500--SCHEDULE H - ITEM 4i

                                                  Number of
                                                  Shares or       Market
                                                  Principal       Value
                                                   Value **     of Issue
                                                  ---------     --------
*The VICORP Restaurants, Inc. Common Stock Fund     37,480     $   604,365
                                                               -----------

Mutual Fund Securities
 *Fidelity Equity-Income                            95,084       5,085,108
 *Fidelity Magellan                                 95,694      13,074,614
 *Fidelity Puritan                                 209,416       3,985,180
 *Fidelity Investment Grade Bond                     3,250          22,392
 *Fidelity Spartan U.S. Equity Index Fund            2,735         142,481
 *Fidelity OTC Portfolio                            12,857         873,860
 *Fidelity Diversified International Fund           10,030         256,970
                                                               -----------
      Total Mutual Fund Securities                              23,440,605

Common/Collective Trusts
 *Fidelity Managed Income Portfolio              6,246,086       6,246,086
                                                               -----------
      Total Common/Collective Trusts                             6,246,086
                                                               -----------
Cash                                                                19,522
                                                               -----------
Participant Loans
 (Interest rates ranging from 7.0% to 11.5%)                     1,213,179
                                                               -----------

TOTAL ASSETS HELD FOR INVESTMENT PURPOSES                      $31,523,757
                                                               ===========

*  This represents a party-in-interest. (Note 6)
** Rounded to the nearest whole share.

VICORP RESTAURANTS, INC. EMPLOYEES' 401(K) PLAN                 SCHEDULE II
SCHEDULE OF REPORTABLE TRANSACTIONS
FOR THE YEAR ENDED DECEMBER 31, 1999
EIN #84-0511072
FORM 5500--SCHEDULE H - ITEM 4j

                                                                                   Incurred      Cost Basis
 Identity of               Description             Number of    Purchase  Selling    with        at Date of       Net Gain
Party Involved            of Transaction             Shares      Price     Price   Transaction  Transaction       (Loss)
--------------            --------------           ---------    --------  -------  -----------  -----------       --------
The Bank of Cherry Creek  Thirty-nine purchases-   7,367,637  $7,367,637  $   -      $  -        $7,367,637       $  -
                          *SEI Cash Plus Prime
                           Obligation Fund

The Bank of Cherry Creek  Thirty-one sales-        7,419,280       -       7,419,280     -        7,419,280          -
                          *SEI Cash Plus Prime
                           Obligation Fund

The Bank of Cherry Creek  One sale-                      -         -       2,437,500     -        2,108,000       329,500
                          *Real Estate

The Bank of Cherry Creek  Four purchases-           6,412,393   6,412,393     -          -        6,412,393          -
                          *Fidelity Managed
                           Income Portfolio

* Represents a party-in-interest (Note 6)

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Plan Administrator and Plan Participants of
     VICORP Restaurants, Inc. Employees' 401(k) Plan:

We have audited the accompanying statements of net assets available for benefits of the VICORP
RESTAURANTS, INC. EMPLOYEES' 401(k) (the "Plan") as of
December 31, 1999 and 1998, and the related statement of changes in net assets available for benefits for the year ended December 31, 1999. These financial statements and the supplemental schedules referred to below, are the responsibility of the Plan's management.
Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States.
Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December
31, 1999 and 1998 and the changes in net assets available for benefits for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of the assets held for investment purposes (Schedule I) and schedule of reportable transactions (Schedule II) are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and
Disclosure under the Employee Retirement Income Security
Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

ARTHUR ANDERSEN LLP

Denver, Colorado
April 27, 2000.